UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14 A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORTUNE BRANDS INNOVATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11

Fortune Brands Innovations, Inc. 520 Lake Cook Road, Suite 300 Deerfield, IL 60015 847-484-4400 FBIN.com

April 24, 2024

Fortune Brands Innovations Stockholder,

On behalf of the Compensation Committee of the Board of Directors of Fortune Brands Innovations, Inc. (“Fortune Brands” or the “Company”), we are writing to provide additional information to supplement the information contained in our Proxy Statement for the upcoming 2024 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 22, 2024 (“Proxy Statement”). Specifically, we would like to provide additional context around 2023 compensation decisions made in connection with our named executive officers, including our Chief Executive Officer, Nicholas Fink.

Recent Transformation

As reflected in our Proxy Statement, our Company executed multiple transformative actions during 2022 and 2023, including:

•
Separating the Company’s Cabinets business and re-introducing the Company as Fortune Brands Innovations, Inc., a brand, innovation and channel leader.
•
Reorganizing the business from a decentralized structure to a more aligned, centralized organization designed to drive growth while increasing efficiency and reducing costs by approximately $50 million.
•
Acquiring the U.S. and Canada Yale and August smart residential and Emtek and Schaub luxury hardware businesses after successful settlement with the Department of Justice.
•
Further investing in our connected products transformation, including our first-to-market whole-home smart leak detection system.

Importantly, the strategic decision to separate the Cabinets business (the “Separation”) resulted in significant stockholder value. Since the Separation, the combined total shareholder return of both companies outperformed our Company-disclosed peer group, which we thoughtfully selected for their focus on brands and innovation, for their own recent or ongoing transformation, and for their similar financial profile to the Company post-Separation. We believe our strategic accomplishments have benefited our stockholders, the Company, and our associates.

2023 Annual Incentive Plan (AIP) Targets were Appropriately Aligned with our Newly Transformed Company

First, Fortune Brands’ Compensation Committee set AIP targets that were aligned with overall Company financial guidance. In February 2023, we issued our full-year 2023 guidance for EPS before charges / gains to be in the range of $3.60 to $3.80, and stated the Company was prioritizing market-beating sales results, margin preservation and cash generation against an expected declining market outlook. The target of $3.70 for Adjusted EPS that the Compensation Committee set for the 2023 AIP was in line with the February 2023 issued guidance range.

During the year, the Company raised its 2023 EPS guidance twice, reflecting the Company’s operational outperformance, as well as the impact of share repurchases. In January 2024, we announced our full-year EPS of $3.17 and EPS before charges / gains of $3.91, beating our upwardly revised 2023 guidance. As noted in the Proxy Statement, this is the same result reported under the achievement for determining AIP payouts. Our 2023 AIP rewarded performance, as the Company’s 2023 EPS significantly beat both the Company’s revised guidance and its AIP EPS target.

Second, the AIP targets utilized by the Compensation Committee also reflected the Company’s new size, as the Cabinets business represented approximately 40% of the Company’s 2022 net sales. The Compensation Committee’s decision to set AIP targets lower than 2022 was made to reflect the impact of the Separation on the Company’s EPS.

Finally, the 2023 AIP achievement of 121.4% of target recognized the exceptional work and leadership that the executive team, including the CEO, demonstrated during 2023, which included significant work to leverage the newly centralized organizational structure, and aligns with the overall Company results. Our 2023 strong free cash flow performance, with a cash conversion of over 200%, correlates with our team’s exceptional working capital and balance sheet management and drove up this metric of our AIP payout.

2023 CEO Compensation Decisions

Mr. Fink’s leadership has been instrumental in the Company’s long-term results and significant transformation since being appointed Chief Executive Officer in January 2020. Due to his outstanding leadership and performance during 2022 and 2023, we have effectively become a new company with a new focus and strategy as well as future growth potential.

We would like our stockholders to appreciate the amount of effort involved with disrupting a successful business in favor of creating opportunities for accelerated growth and long-term stockholder value. We believe the Company’s opportunities – and yours – are much greater today due to Mr. Fink’s leadership and commitment.

When setting Mr. Fink’s 2023 compensation, the Compensation Committee recognized that Mr. Fink’s continued leadership is critical to the success of the Company’s new strategy, which we believe will lead to the creation of long-term and sustainable stockholder value.

As discussed in our Proxy Statement and highlighted above, 2023 continued to be a transformational year and Mr. Fink delivered exceptional performance. To reward Mr. Fink’s 2022 performance, retain his vital leadership and talent, and to incentivize him to maintain the momentum of his performance for upcoming years, the Compensation Committee determined that it was appropriate to increase the target amounts for his long-term incentive award.

The Compensation Committee determined it was not necessary to adjust Mr. Fink’s annual incentive target opportunity, as this target was considered reasonable and was aligned with the market data provided by its independent compensation consultant.

One-Time Increase to the Maximum Vesting Opportunity for Long-term Incentive Awards was Appropriately Designed

In 2023, key leaders were granted annual performance share awards (PSA) with a higher potential maximum payout of 300%. This one-time opportunity was designed to appropriately recognize the unique circumstances and exceptional amount of effort required to reorganize the Company post-Separation and to achieve stretch long-term goals as a new company, and it is highly aligned with the Company’s pay for performance philosophy. Importantly, the maximum payments are conditioned on the Company achieving challenging financial metrics, including sales growth above our peers and extremely challenging EBITDA and ROIC targets. Payments above 200% (the standard maximum) will only be made if revenue growth exceeds industry peers. This one-time incentive does not change our go forward strategy of our PSA structure, which typically has a 200% maximum payout opportunity. As the leaders are rewarded, so too are our stockholders.

Confidence in the Company

We believe the Company’s executive compensation programs and practices are designed to reward achievement of short-term and long-term financial, strategic, and operational goals that lead to the creation of long-term stockholder value. Our programs are designed to pay for performance, retain, motivate, and incentivize superior talent and align management’s interests with stockholder interests. The Board believes that the decisions made by the Compensation Committee when setting 2023 named executive officer compensation were appropriate given the extraordinary work undertaken by the CEO and other named executive officers to transform the Company and enable growth and long-term value for you, our stockholder.

On behalf of the full Board of Directors of Fortune Brands Innovations, Inc. we want to reiterate our confidence in the Company’s compensation program and the decisions made by our Compensation Committee as outlined in the Proxy Statement. We strongly believe the decisions and practices outlined above were appropriately designed to reward performance and incentivize the high expectations to which we hold Mr. Fink and other key leaders accountable.

We appreciate your support and ask that you vote “FOR” Proposal 3: Advisory Vote to Approve Compensation Paid to the Company’s Named Executive Officers (“Say on Pay”).

Sincerely,

Susan Saltzbart Kilsby A.D. David Mackay

Board Chair Compensation Committee Chair

*Diluted earnings per share from continuing operations before charges/gains is a non-GAAP measure. For more information and a reconciliation to the most comparable GAAP measure, please see the attachment.

RECONCILIATION OF DILUTED EPS FROM CONTINUING OPERATIONS BEFORE CHARGES/GAINS

For the fifty-two weeks ended December 30, 2023, the diluted EPS before charges/gains is calculated as income from continuing operations on a diluted per-share basis, excluding $32.5 million ($24.8 million after tax or $0.20 per diluted share) of restructuring charges, $23.3 million ($17.0 million after tax or $0.13 per diluted share) of other charges/gains, $18.7 million ($15.1 million after tax or $0.12 per diluted share) of expenses directly related to our ASSA transaction, $2.7 million ($2.0 million after tax or $0.02 per diluted share) related to the compensation agreement with the former owner of Solar, $12.4 million ($9.5 million after tax or $0.07 per diluted share) of amortization of inventory step-up related to acquisition of the ASSA businesses, $33.5 million ($25.4 million after tax or $0.20 per diluted share) of asset impairment charges and the impact from actuarial gains associated with our defined benefit plans of $0.5 million ($0.4 million after tax).

Fifty-two Weeks Ended
December 30, 2023

Earnings per common share (EPS) – Diluted
Diluted EPS from continuing operations (GAAP)	$ 3.17

Restructuring charges	0.20
Other charges/(gains)	0.13
ASSA transaction expenses (b)	0.12
Solar compensation (c)	0.02
Amortization of inventory step-up (d)	0.07
Asset impairment charges (e)	0.20
Defined benefit plan actuarial gains	-

Diluted EPS from continuing operations before charges/gains (a)	$ 3.91

(a) (b) (c) (d) (e) For definitions of Non-GAAP measures, see Definitions of Terms page

Definitions of Terms: Non-GAAP Measures

(a) Diluted earnings per share from continuing operations before charges/gains is calculated as income from continuing operations on a diluted per-share basis, excluding restructuring and other charges/gains, ASSA transaction expenses, amortization of inventory step-up associated with acquisition of the ASSA businesses, asset impairment charges, charges for a compensation arrangement with the former owner of Solar and actuarial gains associated with our defined benefit plans. This measure is not in accordance with GAAP. Management uses this measure to evaluate the Company's overall performance and believes it provides investors with helpful supplemental information about the Company's underlying performance from period to period. However, this measure may not be consistent with similar measures presented by other companies.

(b) At Corporate, other charges also include expenditures of $19.7 million for the fifty-two weeks ended December 30, 2023, for external banking, legal, accounting, and other similar services directly related to our ASSA transaction.

(c) In Outdoors, other charges include charges for a compensation arrangement with the former owner of Solar classified in selling, general and administrative expenses of $2.7 million for the fifty-two weeks ended December 30, 2023.

(d) For the fifty-two weeks ended December 30, 2023, the amortization of inventory step-up associated with the acquisition of the ASSA business was $3.5 million for the Water segment and $8.9 million for the fifty-two weeks ended December 30, 2023 for the Security segment.

(e) Asset impairment charges for the fifty-two weeks ended December 30, 2023 represent pre-tax impairment charges of $33.5 million related to indefinite-lived tradenames in our Outdoor segment.